Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated 2019 Incentive Award Plan, the Amended and Restated 2023 Employment Inducement Incentive Award Plan, and the 2025 Employee Stock Purchase Plan of Virgin Galactic Holdings, Inc. of our report dated February 26, 2025, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas
June 5, 2025